GigOptix books $1.5M order for undersea optical drivers

Palo Alto, CA (June 22, 2009) GigOptix Inc. (OTCBB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced the booking of a $1.46M purchase order for its ultra long reach Mach-Zehnder Modulator (MZM) drivers. The order, from a large European customer for undersea optical network cable drivers, is to be delivered in full during the second half of 2009.

“Despite the difficult market conditions, we see a continued healthy demand for our long reach and ultra long reach drivers for terrestrial and undersea optical cable links greater than 500 km. Our drivers, with integrated encoders for 10Gb/s RZ and RZ-DPSK modulation formats, are valued for their superior performance and offer the best jitter specifications in the market,” states Padraig O’Mathuna, Director of Product Marketing at GigOptix. “This new order brings our expected 2009 sales to this customer to more than $3.5M.”

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 120G. For more information, please visit www.GigOptix.com.

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Forward-Looking Statements

This release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include (without limitation) statements regarding the timing of the delivery of the MZM drivers pursuant to the purchase order; the continued demand for GigOptix’s products; and the amount of expected 2009 sales to the customer described above. GigOptix's actual results could be materially different from its expectations because of various risks to its business. These risks include (without limitation) those discussed under the caption "Risk Factors" in GigOptix's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as in other current and periodic reports filed with or furnished to the SEC from time to time. Forward-looking statements are made only as of the date hereof.

Contact:
Media:
GigOptix Inc.
Parker Martineau, 650-424-1937 x102
Corporate Communications Manager
pr@gigoptix.com

Investor Relations:
Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net